EXHIBIT 10.18

FIRST AMENDMENT TO CASINO LEASE

THIS FIRST AMENDMENT TO THE CASINO LEASE (the “First Amendment”) is made and entered this 24th day of January, 2017 among EPT CONCORD II, LLC, a Delaware limited liability company having offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 (“Landlord”), and Montreign Operating Company, LLC, a New York limited liability company, having an address at 204 State Route 17B, Monticello, New York 12701 (“Tenant”) (Landlord and Tenant, collectively, the “Parties”).
WITNESSETH:
WHEREAS, on December 28, 2015, the Parties entered into a Lease for the lease of the Casino Parcel, as more fully described in the Lease (the “Casino Lease”); and
WHEREAS, on December 28, 2015, the Parties and certain of their affiliates entered into an Amended and Restated Master Development Agreement (the “MDA”);
WHEREAS, pursuant to Section 6.2 of the MDA, the parties to the MDA agreed to fund and allocate between and among them certain Common Infrastructure Costs as such term is defined in the MDA; and
WHEREAS, simultaneously with this First Amendment, the parties to the MDA entered into that certain First Amendment to the MDA to provide for increases to the Common Infrastructure Costs and Capital Assessment Cap Amount (as each such term is defined in the MDA); and
WHEREAS, the Parties desire to enter into this First Amendment to similarly provide for increases to the Capital Assessment Cap Amount, to provide for the closing of the bond financing related to the Common Infrastructure Costs, to modify the definition of Leased Premises, and to correct a scrivener’s error in the legal description of the Leased Premises (as defined in the Casino Lease);
NOW, THEREFORE, in consideration of the recitals, the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.The definition of Leased Premises shall be amended and restated as follows:

“Leased Premises” means all Land, and all rights, easements and privileges thereunto belonging or in any way appertaining, and all other rights, easements and privileges granted to Tenant in this Lease, excluding, however, the Improvements and Tenant’s Property.

2.Section 5.2(f) of the Casino Lease shall be amended and restated as follows:

Notwithstanding anything herein to the contrary, commencing on the Commencement Date, Tenant shall be responsible for payment of the Special District Capital Assessments levied on the Leased Premises in an amount not to exceed the annual amounts set forth on Schedule 4 hereto in the “Annual Debt Service” table with respect to the Casino Project (the “Capital Assessments Cap Amount). Amounts payable pursuant to this Section 5.2(f) shall be paid by Tenant directly to the applicable Governmental Authorities. Landlord shall be responsible for payment of any such Special District Capital Assessments in excess of the Capital Assessments Cap Amount. In the event that Landlord fails to make such payments in a timely manner, Tenant shall have the right (but not the obligation) to make such payments directly to the Governmental Authorities, and Tenant shall receive a deduction from Rent in an amount equal to the excess of any Special District Capital Assessments levied on the Leased Premises, to the extent paid by Tenant to the Governmental Authorities over the Capital Assessments Cap Amount. Furthermore, (i) for so long as the tenant under the Golf Course Lease (as defined in the MDA) is an Affiliate of Tenant, Tenant shall receive a deduction from Rent in an amount equal to any amount actually paid by Tenant or an Affiliate for any Special District Capital Assessments levied on the Golf Course Parcel (as defined in the MDA) in excess of the Capital Assessments Cap Amount (as defined in the Golf Course Lease) which exceeds rent due under the Golf Course Lease in a given month, in accordance with Section 5.3 of the Golf Course Lease and (ii) for so long as the tenant under the Entertainment Village Lease (as defined in the MDA) is an Affiliate of Tenant, Tenant shall receive a deduction from Rent in an amount equal to any amount actually paid by Tenant or an Affiliate for any Special District Capital Assessments levied on the Entertainment Village Parcel (as defined in the MDA) in excess of the Capital Assessments Cap Amount (as defined in the Entertainment Village Lease) which exceeds rent due under the Entertainment Village Lease in a given month, in accordance with Section 5.3 of the Entertainment Village Lease. In the event that Tenant fails to make any payments required under this Section 5.2(f) in a timely manner, Landlord shall have the right (but not the obligation) to make such payments directly to the Governmental Authorities, and the amount of any such payments made by Landlord shall be added to Rent due under this Lease for the following month.
3.Schedule 4 to the Casino Lease shall be replaced with a new Schedule 4, a copy of which is annexed hereto.

4.Exhibit A of the Casino Lease shall be replaced with a new Exhibit A, a copy of which is annexed hereto.

5.Except as herein amended, all other terms and provisions of the Casino Lease remain in full force and effect.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.
EPT CONCORD II LLC, a Delaware limited liability company

By:	/s/ Gregory K. Silvers

Name:	Gregory K. Silvers

Title:	Manager/President

MONTREIGN OPERATING COMPANY LLC, a New York limited liability company
By:    /s/ Joseph D’Amato

Name:	Joseph D’Amato

Title:	Authorized Signatory

4